June 25, 2013

THIRD ADDENDUM TO
ASSET PURCHASE AGREEMENT

By and Between

Nuvilex, Inc. (NVLX)
And
SG Austria Private Limited (SGA)

Effective As Of
June 25, 2013

THIRD ADDENDUM TO ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS
Item in Agreement                                    Page
Parties and Recitals…………….……………………………………………………………..    1
Agreement…………….………………………………………………………………………    2
1. Definitions …….…………………………………………………………………..    .2
2. Purchase and Sale of Assets and Stock…….………………………………………    4
3. Purchase Price…….……………………………………………………………….    .5
4. Transfer of Shares/Due Diligence…….……………………………………………    5
5. Insufficient Payments…….………………………………………………………...    5
6. Future Royalty and Milestone Payments…….……………………………………..    6
7. Right of First Offer…….…………………………………………………………...    6
8. Obligations of the Parties…….……………………………………………………        7
9. Representations and Warranties…….……………………………………………..    10
10. Covenant Not to Sue…….……………………………………………………….11
11. Final Agreement; Merger, Modification…….…………………………………    ...11

Agreement Signature Page….………………………………………………………………..12

EXHIBIT A: Prior Nuvilex and SG Austria Agreements……………………………………13
Asset Purchase Agreement dated May 26, 2011. ……………………………………14
Asset Purchase Agreement Addendum #1 dated June 11, 2011. ……………………29
Asset Purchase Agreement Addendum #2, dated June 14, 2012…………………….31

License Agreement with Bavarian Nordic and GSF…………………………………    37
Amendment to License Agreement…………………………………………………..    56

EXHIBIT C: Bavarian Nordic and GSF Patents……………………………………………..    59
Patent Data Overview Table……………………………………………………….....60
Patent Country Overview Table…………….………………………………………...    61
Encapsulation of Retroviral Particle Expressing Cells ………………………………        62
Encapsulation of Cells Expressing Important Cellular Proteins ……….……….…...109

EXHIBIT D: Purchased Assets………………………………………………………………135

EXHIBIT E: Assumed Contracts…………………………………………………………….136

EXHIBIT F: Outstanding Loans……………………………………………………………..137

EXHIBIT G: Bio Blue Bird Management Accounts ………………………………………..138

EXHIBIT H: Bio Blue Bird Loan Settlements…….………………………………………...141

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Table of Contents

This Third Addendum (“Third Addendum”) to the original Asset Purchase Agreement is effective as of June 25, 2013,

PARTIES

BETWEEN: Nuvilex, Inc. (“Nuvilex”), a Nevada corporation having an office at Meadows Corporate Park I, 12510 Prosperity Dr., Suite #310, Silver Spring, MD 20904, USA;

AND:	SG Austria Pte. Ltd. (“SG Austria” or “SGA”), a Singapore company/corporation, having an office at 20 Biopolis Way #05-518, Centros, Singapore, 138668 SINGAPORE.

Nuvilex and SG Austria are each a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS Nuvilex and SG Austria have entered into an Asset Purchase Agreement dated May 26, 2011, as amended by: (i) the Asset Purchase Agreement Addendum dated June 11, 2011; (ii) the Asset Purchase Agreement Addendum Number 2, dated June 14, 2012, and (iii) the December 3, 2012 extension letter from SG Austria (collectively the “Agreement”), true and correct copies of which are attached hereto as “Exhibit A” starting on pg 13 and made a part thereof; and

WHEREAS Pursuant to the Agreement, Nuvilex was to purchase SG Austria’s 100% interest in the shares and assets, including intellectual property of Austrianova Singapore Pte Ltd (“ASPL”) and Bio Blue Bird AG (“BBB”); and

WHEREAS, BBB is the Licensee of certain rights relating in general terms to encapsulation of cells that generally may: a) produce viral particles; b) express biomolecules; or c) convert molecules from one form to another, pursuant to a License Agreement, a true and correct copy of which is attached hereto as “Exhibit B” starting on page 35.

WHEREAS The Parties now wish to vary the terms of the Agreement in order to successfully close the planned sale of BBB, already initiated by SG Austria, and the resultant purchase of BBB, partially completed by Nuvilex; and

WHEREAS The Parties are aware of the potential encumbrance on any out-licensing income from the two patents exclusively licensed by BioBlueBird AG in respect to the product “NovaCaps” until the principal loan made by OMNI to Austrianova Biotechnology GmbH [company now long defunct] (€2,150,000.00) plus interest at 10% per annum has been repaid (period 7.26.2005 until liquidation of the company 5.9.2008) (the "OMNI Loan"); and

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WHEREAS Nuvilex has already paid to SG Austria Sixty Thousand Dollars US (US $60,000.00) for the March Maintenance Payment according to the Agreement; and

WHEREAS the Parties are desirous of modifying the Agreement and proceeding in the manner set out below.

NOW THEREFORE, in consideration of the mutual promises and other consideration set forth and acknowledged herein and in consideration of the foregoing recitals, which are incorporated herein as representations of the Parties to each other, Nuvilex and SG Austria hereby agree as follows:

AGREEMENT

1.Definitions.

(a)
Affiliate: With respect to any of the Parties, any corporation or other business entity controlling, controlled by or under common control with that Party. The term "controlling" (with correlative meanings for the terms "controlled by" and "under common control with”) as used in this definition means either: (a) possession of the direct or the indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity; or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

(b)
Austrianova Singapore Private Limited, “ASPL”: A wholly-owned subsidiary of SG Austria located presently at 20 Biopolis Way #05-518, Centros, Singapore, 138668 SINGAPORE and any of SG Austria and its affiliate's operations in, but not limited to Austria, Singapore, Thailand, Malaysia, etc.

(c)	Bavarian Nordic: Bavarian Nordic A/S located in Hejreskovvej 10A, DK-3490 Kvistgaard, Denmark.

(d)
Bio Blue Bird (“BBB”): A Lichtenstein corporation and a wholly owned subsidiary of SG Austria. BBB is operated and managed by the Verwaltungsrat (member of the Board of Directors), which presently consist of Dr. Hoop (from Hoop) and Dr. Walter Gunzburg.

(e)
Biologics License Application (“BLA”) (at the FDA) or “Marketing Authorization” (Europe): Biological products are approved for marketing under the provisions of the Public Health Service (PHS) Act. The Act requires a firm that manufactures a biologic for sale in interstate commerce to hold a license for the product. A biologics license application is a submission that contains specific information on the manufacturing processes, chemistry, pharmacology, clinical pharmacology and the medical affects of the biologic product. If the information

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provided meets FDA requirements, the application is approved and a license is issued allowing the firm to market the product.

(f)
Currency Equivalents: All information and calculations herein are in United States Dollars (USD) for convenience, but work completed will be charged in local currency equivalents to maintain stability of costs. Therefore, for reference, on May 20, 2013, $1.00 USD was equal to €0.78 Euros, £0.66, $1.26 Singapore Dollars (SGD) and 29.76 Thai Baht (THB).

(g)
Gross Revenues: Any revenues from Products, including any milestone payments, received by Nuvilex, whether generated from the use of the BBB Licenses by Nuvilex or from any sublicensor under any sublicense granted by Nuvilex or its Affiliates pursuant to the terms of this Third Addendum.

(h)	Gross Sales: The total revenue received by Nuvilex from any and all sales of the Products.

(i)	GSF: The Helmholtz Zentrum München – Deutsches Forschungszentrum für Gesundheit und Umwelt GmbH located in Neuherberg, near Munich, Germany.

(j)
Hoop: The Company based in Lichtenstein that monitors, regulates and provides all necessary services for BBB. This company is now called Escan - Escan Treuunternehmen, Pflugstrasse 7, FL-9490, Vaduz, Liechtenstein.

(k)	Licenses: Each of the licenses described in the Licensing Agreements, complete true and correct copies of which are attached hereto as “Exhibit B” (pg 35).

(l)
Master Cell Bank: A culture of (fully characterized) cells distributed into containers in a single operation, processed together in such a manner as to ensure uniformity and stored in such a manner as to ensure stability. A master cell bank is usually stored at -70°C or lower.

(m)	Monthly Maintenance Payments: The payments made according to the original Asset Purchase Agreement by NVLX to SGA.

(n)	OMNI: OMNI Technology Invest AG located at Industriestrasse 16, CH 6304 Zug, Switzerland.

(o)	Patents: Each of the patents described and shown in “Exhibit C” starting on page 59, complete true and correct copies of which are attached hereto as part of Exhibit C and incorporated herein.

(p)	Payment Deadline: The date by which all payments pursuant to Section 3 of this Addendum shall be made, which is July 31, 2013. The required payments are:

i.	Stamp Duty (approximately US $10-17,000);

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ii.	$500,000.00 payment to BBB or BBB creditors directly for the retirement of debt; and

iii.	$1,000.000.00 payment to SG Austria to complete the purchase of BBB stock and assets by Nuvilex.

(q)	Products: Any product developed or derived that is encompassed by the licensed Patents, including but not limited to any living cell encapsulated product encompassed by the licensed patents.

(r)	Payments: The payments are set forth in Sections 3 and 6 of this Agreement to complete this Addendum.

(s)
Working Cell Banks: A culture of fully characterized cells derived from Master Cell Banks and used for the preparation of production cell cultures for future treatments and to have enough to make the final product.

2.	Purchase and Sale of Assets and Stock

a.
Subject to the terms and conditions of this Addendum, and on the terms and subject to the conditions set forth in this Addendum, Nuvilex shall purchase, take and receive from SG Austria, and SG Austria shall sell, convey, assign, transfer and deliver to Nuvilex, all of SG Austria’s right, title and interest in and to all of the tangible and intangible property of BBB and all BBB stock, (the “Purchased Assets”), free and clear of any and all liens claims and encumbrances, except as otherwise specifically provided herein. A list of the Purchased Assets is attached hereto as “Exhibit D” on page 135 and incorporated herein.

b.	The Purchased Assets shall include without limitation, all of SG Austria’s right, title and interest in the assets and stock of the BBB, as follows:

i.	the Licenses;

ii.	the 22P1G cells and all vials of frozen stocks stored at any facility, including but not limited to ViruSure, University of Vienna, ASPL, etc.

iii.
all books and records of BBB, including, without limitation, all files, invoices, forms, accounts, correspondence, accounting records, and other books and records relating to the operation of BBB which are held by Hoop;

iv.
all copyrights, marks (which includes trademarks, service marks, collective marks, and/or certification marks, if any, and all the goodwill appurtenant to and associated therewith), software, licenses, trade secrets (technical and non technical), data and documentation (including electronic media), and other confidential information, intellectual property rights and similar intangible property rights, whether or not subject to legally enforceable

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restrictions or protections against unauthorized third party usage, and rights therein and the goodwill associated therewith belonging to BBB;

v.	all shares of BBB stock;

vi.
all rights, benefits and interests of SG Austria in, to and under all written contracts, licenses, leases, commitments, undertakings and other agreements or arrangements (the “Assumed Contracts”) held or owned by BBB. Complete, true and correct copies of the Assumed Contracts are attached hereto as “Exhibit E” on page 136 and incorporated herein.

3.	Purchase Price

Nuvilex shall pay the following amounts to SG Austria for the Purchased Assets:

a.	$60,000.00 for the March Maintenance Payment according to the Agreement, which the Parties acknowledge was completed on May 20, 2013; and

b.
The payment of the Stamp Duty, estimated at between Ten and Seventeen Thousand Dollars US (US ~$10-17,000.00) to the Singapore Government within two (2) days of receipt by Nuvilex of the Stamp Duty tax notice from the Singapore Government related to the re-registering of all ASPL shares to SG Austria from Nuvilex, and

c.
Five Hundred Thousand Dollars US (US $500,000.00) to be used to pay off the existing BBB debt, a true, accurate and complete list of which is attached hereto as “Exhibit F” on page 137 and incorporated herein; and

d.	One Million Dollars (US $1,000,000.00).

4.	Transfer of Shares/Due Diligence.

a.
Upon payment of all items set forth in Section 3 above, Nuvilex's present ownership interest in SG Austria shall be converted into a fourteen and one-half percent (14.5%) ownership of SG Austria and a one hundred percent (100%) ownership of BBB (100% of any and all authorized, issued and/or outstanding shares).

b.
Although no hard copies of any due diligence material were ever provided to Nuvilex as part of the due diligence process, Nuvilex was given access to look at all items deposited into the due diligence file room at LightServe set up by SG Austria from July 2011 through July 20, 2012. An electronic copy of all items contained in the LightServe due diligence file room as of July 20, 2012 has been deposited with SG Austria's attorneys for safekeeping.

5.	Insufficient Payments.

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a.
Should all of the payments required pursuant to Section 3(b-d) above be insufficient or not be made as of the Payment Deadline, this Third Addendum and the Agreement will automatically terminate and be deemed null and void as of the Payment Deadline.

b.
In the event the Third Addendum and Agreement are terminated pursuant to this Section 5, Nuvilex shall still receive a 14.5% interest in SG Austria as consideration for the payments totaling $1,580,980.00 pursuant to the Agreement.

c.
In the event the Addendum and Agreement are terminated pursuant to this Section 5 due to insufficient payments by the Payment Deadline, any payments toward the payments required under Sections 3(c) and (d) shall be returned to Nuvilex within 30 days of such termination.

6.	Future Royalty and Milestone Payments.

After the transfer of the Purchased Assets, Nuvilex will make future royalty and milestone payments to SG Austria as follows:

a.	Two percent (2%) royalty on all Gross Sales received by Nuvilex or its Affiliates;

b.	Ten percent (10%) royalty on Gross Revenues received by Nuvilex or its Affiliates from any sublicense or right to use the Patents or the Licenses granted by Nuvilex or its Affiliates;

c.
Upfront milestone payments of One Hundred Thousand Dollars US (US $100,000.00) due thirty (30) days after enrollment of the first human patient in the first clinical trial for each Product, and Three Hundred Thousand Dollars US (US $300,000.00) due thirty (30) days after enrollment of the first human patient in the first Phase III (Phase 3) clinical trial for each Product, and Eight Hundred Thousand US (US $800,000.00) due sixty (60) days after obtaining a BLA or Marketing Authorization or its equivalent based on the country in which it is accepted for each Product; and

d.
Upfront milestone payments of Fifty Thousand Dollars US (US $50,000.00) due thirty (30) days after enrollment of the first veterinary patient in the first trial for each Product, and Three Hundred Thousand Dollars US (US $300,000.00) due sixty (60) days after obtaining a BLA or Marketing Authorization or its equivalent based on the country in which it is accepted for each veterinary Product.

7.	Right of First Offer.

a.	SG Austria hereby grants to Nuvilex a Right of First Offer, as defined below, with respect to any offers made by SG Austria related to the granting of a license with

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respect to any patents or technologies related to living cell encapsulation ( “SGA Property”) that can be applied to use the Cell-in-a-Box® technology to create products related to the following areas:

i.	Dermal Fillers;

ii.	Medical Marijuana;

iii.	Diabetes; and

iv.	Virally Caused Infectious Diseases.

b.
The Parties agree and SG Austria represents that there are no offers pending from any third-party as of the date of this Addendum for any licenses to use any patents or technologies related to the Cell-in-a-Box® for the areas listed above.

c.
During the first five (5) years from the Payment Deadline, Nuvilex shall have a right of first offer to license the SGA Property under the SGA Offer, as defined below, (“Right of First Offer”). In the event SG Austria desires to license out exclusive rights pertaining to the use of the Cell-in-a-Box® technology in any of the above areas, SG Austria shall make a bona fide offer (“SGA Offer”) to Nuvilex to obtain an exclusive license to use any or all of the SGA Property in the areas (i) to (iv) above. Upon notification to Nuvilex from SG Austria of the SGA Offer, Nuvilex shall accept or decline the offer within thirty (30) days following receipt of such notice. If Nuvilex exercises its Right of First Offer, it shall then cooperate with SG Austria and will negotiate exclusively regarding the granting of such right(s) or opportunity(ies) for sixty (60) days. If Nuvilex does not provide timely notice of its desire to be considered for such right(s) or opportunity(ies), or if the Parties do not reach agreement regarding the terms of a license or purchase within sixty (60) days following SG Austria’s notice to Nuvilex of the SGA Offer, then SG Austria will be free to grant such licensing rights to any third party without further obligation to Nuvilex. Unless otherwise agreed to by the Parties, if Nuvilex exercises its Right of First Offer, it shall have sixty (60) days to close the purchase under the terms and conditions agreed to related to the SGA Offer.

d.
In the event that SG Austria grants Nuvilex an exclusive license to use the Cell-in-a-Box® technology or sells such technology to Nuvilex, in any of the areas, 7(a) 1 - 4 listed above, then SG Austria’s obligations to grant Nuvilex a Right of First Offer in that particular area will be deemed to have been fulfilled.

8.	Obligations of the Parties.

Upon the Payment Deadline and in the event this Third Addendum and the Agreement have been fulfilled successfully, Nuvilex shall have the following obligations or shall be relieved of its obligations as follows:

a.	Nuvilex shall have no further obligation to pay Monthly Maintenance Payments to SG Austria, the payment for the March 2013 Maintenance Payment being the last required payment.

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b.	Nuvilex shall have no obligation to provide One Hundred Million (100,000,000) shares of Nuvilex stock to SG Austria, as contemplated under the Agreement.

c.	Nuvilex shall have no responsibility for the payment of salaries to Dr. Walter H. Günzburg or to Dr. Brian Salmons.

d.	Immediately effective upon the Payment Date, Dr. Robert F. Ryan, will replace Dr. Walter H. Günzburg as Verwaltungsrat of BBB.

e.
Nuvilex shall assume responsibility for all future obligations of BBB including those to Hoop and Bavarian Nordic. This responsibility does not include the Five Hundred Thousand Dollar US (US $500,000.00) outstanding loan referenced in Section 3.c. above, which shall be paid off on the Payment Deadline. The Parties agree and represent that SG Austria recently received from Nuvilex Twenty-Five Thousand Dollars US (US $25,000.00) to pay for an audit of the BBB books, the Bavarian Nordic patent upkeep and the Hoop and Hoop maintenance costs, and to the best of the Parties' knowledge and belief, there are no additional present or past costs or liabilities remaining associated with BBB as of the date of this Addendum other than the OMNI Loan and internal loans from Nuvilex. A copy of the Management Accounts of BBB up to May 31st, 2013 on page 138 is attached hereto as “Exhibit G” and the settlement letters of the three (3) loans held by the noteholders to Bio Blue Bird described in Exhibit F as well as the agreements by SG Austria and Nuvilex to waive fund paybacks by Bio Blue Bird starting on page 141 are hereto attached as “Exhibit H.” Therefore, except for the OMNI loan, to the best of SG Austria’s knowledge and belief based of the current activities of BBB, future obligations that are the responsibility of Nuvilex shall only include the payment of quarterly encapsulation patent upkeep fees to Bavarian Nordic (presently estimated at US ~$15,000 per annum), yearly license maintenance fees to Hoop (presently estimated at US ~$6,000) and auditing fees (presently estimated at US ~$4,000) for BBB. Except for patent upkeep and accounting and audit yearly costs, both NVLX and SG Austria agree that neither party will cause BBB to incur any other potential cost or liability prior to the Payment Date without joint written approval.

f.
This Addendum, and this paragraph in particular, between Nuvilex and SG Austria, including its subsidiary ASPL, shall hereby serve as the official license by NVLX to SGA and ASPL for the rights to use the cytochrome P450 CYP 2B1 overexpressing 22P1G cells (the “Cells”) in exchange for a one-time payment of the sum of Fifty Dollars US (US $50.00), payable by SG Austria to NVLX on the Payment Date. Payment will be made to the US bank account of Nuvilex Inc. at M&T Bank, Account Number 9849610671. Information gleaned from the study and use of the Cells by SG Austria and its affiliates shall be shared with Dr. Ryan and Nuvilex regularly upon discovery. In addition, any cell lines derived in the future from the addition of extra genetic information to the original Cells shall be allowed to be published by SG Austria and/or Nuvilex and shall be co-patented by BBB and SG Austria. Other than the above license to use the Cells granted to SG Austria and its affiliates, no sale, transfer or other movement

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of the Cells or any of their derivatives by any third party may be made to any individual, entity, company, corporation or anyone whatsoever without a written agreement between BBB and the particular individual, company, corporation, or entity. Any contemplated change or manipulation of the Cells by anyone except for NVLX, SGA and its affiliates will be deemed owned by BBB and any such attempted change or manipulation must be first approved by BBB in writing.

g.	Nuvilex shall provide to SG Austria and its affiliates, for its sole use only, at no cost, twenty (20) 22P1G cells Master Cell Bank vials together with production and testing documentation.

Upon the Payment Deadline and in the event this Third Addendum and the Agreement have been fulfilled successfully, SG Austria shall have the following obligations:

a.	Provide to Nuvilex a copy of all governance and legal papers

b.
Within thirty (30) days after the Payment Deadline, SG Austria will complete a "Setup and Manufacturing" contract to be executed by Nuvilex and SG Austria for initiating, carrying out and completing the clinical preparation of the pancreatic cancer treatment trial material, the licenses for which are included in the Purchased Assets. The contract shall include a full planning and activity outline with dates for anticipated production and delivery of the final clinical material necessary for clinical trial initiation. The contract will be provided to Nuvilex by SG Austria on a timely basis. When the terms of the contract have been fully negotiated, Nuvilex will execute the Setup and Manufacturing Contract. For the purposes of drafting the contract, it is hereby agreed that:

1) The One-time Manufacturing Setup by SGA will be charged to NVLX as a fixed fee of Eighteen Million Nine Hundred Twenty-Eight Thousand Six Hundred Thirty Nine Thai Baht (฿18,928,639.00), which, on May 23, 2013, was equal to Eight Hundred Thousand Singapore Dollars ($800,000.00 SGD) or Six Hundred Thirty-Three One Hundred Forty-Four and 05/100 US Dollars (US ~$633,144.05) and will always be adjusted relative to the country of manufacture (presently Thailand) per cell line to be encapsulated, of which 50% will be paid on signing the manufacturing contract and 50% will be paid three months later

2) The Manufacturing Production fee for producing the final encapsulated cell product will be charged to NVLX as a fixed fee of: Eighteen Thousand Nine Hundred Twenty-Eight and Sixty Four Hundredths Thai Baht (฿18,928.64) (or SGD $800.00 or US ~$633.14) per vial of 300 capsules after production (ex factory) with a minimum purchased batch size of 400 vials of any BBB-based or Cell-in-a-Box® product making the minimum fee: Seven Million Five Hundred Seventy-One Thousand Four Hundred Fifty-Five and Sixty Hundredths Thai Baht (฿7,571,455.60) (US ~$253,257.62), not including shipping or storage costs. Payment of the minimum manufacturing production fee of Seven Million, Five Hundred Seventy-One Thousand Four Hundred Fifty-Five and Sixty Hundredths Thai Baht (฿7,571,455.60) (US ~$253,257.62) shall be made by

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paying an upfront payment prior to the first day of cell encapsulation manufacturing initiation at the rate of 1/3 of the anticipated total production, 1/3 at the production mid-point and the remaining 1/3 paid within 30 days after completion of all encapsulated cell production when vials are ready for delivery or storage.

For example, the minimum manufacturing production fee of Seven Million, Five Hundred Seventy-One Thousand Four Hundred Fifty-Five and Sixty Hundredths Thai Baht (฿7,571,455.60) (US ~$253,257.62) will be comprised of:

(i) an upfront payment of Two Million Five Hundred Twenty-Three Thousand Eight Hundred Eighteen and Fifty-three Hundredths Thai Baht (฿2,523,818.53) (US ~$84,419.21);

(ii) followed by a payment at the production mid-point of Two Million Five Hundred Twenty-Three Thousand Eight Hundred Eighteen and Fifty-three Hundredths Thai Baht (฿2,523,818.53) (US ~$84,419.21); and

(iii) the payment within thirty (30) days after completion of all encapsulated cell production, when vials are ready for delivery or storage, of the remaining Two Million Five Hundred Twenty-Three Thousand Eight Hundred Eighteen and Fifty-three Hundredths Thai Baht ฿2,523,818.53 (US ~$84,419.21).

c.
Prior to initiating manufacturing and in order to accomplish manufacturing initiation, Nuvilex will deliver at least ten (10) tubes of cells to be encapsulated that are from a fully tested and validated Working Cell Bank, having already been produced from Master Cell Banks, for product that can be used in pre-clinical and clinical phases up to Phase II.

d.
An appropriately determined (likely higher) cost due to the added costs of full validation of all methods and tests will be mutually agreed to once full financial analysis has been completed for vials to be produced for use in Phase III clinical trials through and after a BLA or Marketing Approval.

e.	All costs for encapsulated cell products will be subject to an annual increase equal to the published rate of inflation in the country of manufacture of the vials, currently set for Thailand.

9.	Representations and Warranties.

a.	SG Austria represents and warrants that SG Austria has the right and ability to grant the rights, licenses, and privileges granted by this Addendum and the Asset Purchase Agreement.

b.	SG Austria represents and warrants that SG Austria has no knowledge of any infringement claims filed against SG Austria or BBB related to the Patents, Licenses

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or any products or methods practiced under the Patents and/or Licenses anywhere in the world.

c.
SG Austria represents and warrants that BBB is the sole owner of each of the Intellectual Property assets covered by, sold under, and/or otherwise transferred to Nuvilex under this Third Amendment and the Agreement, that all such Intellectual Property assets are unencumbered, except as specifically set forth herein, and that SG Austria has the right and authority to make such sales and/or transfers.

d.	SG Austria represents and warrants that it will not grant any rights inconsistent with the terms and scope of this Addendum and the Agreement.

e.
SG Austria represents and warrants that it has not taken any action or executed any agreement (nor is it aware of any fact or circumstance) that would cause any person or entity other than SG Austria, BBB, GSF, Bavarian Nordic and the inventors of the Patents to have any lien, claim, encumbrance, license, lease, financial interest or ownership interest in the Patents and Licenses in BBB except for the potential encumbrance by the OMNI Loan.

f.
SG Austria’s management participated with Nuvilex’s management in putting together consolidated financial projections based on a business model that involved the purchase by Nuvilex of 100% of SG Austria’s assets while assuming 100% of SG Austria’s liabilities (“Projections”). Because the Agreement was renegotiated into the present Addendum and Nuvilex is now buying the Purchased Asset from SG Austria, SG Austria no longer makes any representations whatsoever with respect to the Projections.

10.	Covenant Not to Sue.

Both Parties, Nuvilex and SG Austria and any and all of their subsidiaries, and any and all of their officers directors and insiders, control persons or affiliates (as defined by securities law), shall agree not to sue each other for any reason whatsoever to the extent allowed by law, provided there has not been any purposeful impropriety or purposeful financial errors to misstate the actual condition of said company so as to be misleading to the opposite company for financial, company or personal gain.

11.	Final Agreement; Merger, Modification.

This Third Addendum supersedes the Agreement as to the matters addressed herein and in the case of a conflict between this Third Addendum, the Agreement and its Addendums, this Third Addendum shall control. This Third addendum represents the full and complete understanding of the Parties as to the subjects hereof and of the Agreement and all prior discussions, understandings and alleged agreements are merged herein. Any purported modification hereof shall not be enforceable unless signed by the Parties.

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nuvilex SGAUSTRIA

This Third Addendum is subject to the approval of the Boards of Directors of the Parties, approval of which shall be given before the Effective Date below.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date, 25th June 2013.

"Seller"

Dr. Brian Salmons
CEO
SG Austria Pte. Ltd.

In the Country of Singapore

State of (N/A), County of (N/A)

On this 6th day of July, 2013, personally appeared **Dr. Brian Salmons**, before me, Ee Chong Nam [Notary Name], and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity as **CEO** of **SG Austria Private Limited**, and that by his signature on the instrument, **SG Austria Private Limited** executed and is bound by the instrument.

Witnessed/Notarised by:

Witness my hand and official seal:

{SEAL} ____________________ EE CHONG NAM NOTARY PUBLIC SINGAPORE
[Notary Signature]

My commission expires: 31 March 2014

ANDREW EE & COMPANY
ADVOCATES & SOLICITORS
NOTARY PUBLIC
COMMISSIONER FOR OATHS
1 COLEMAN STREET
#02-40 THE ADELPHI
SINGAPORE 179803
TEL: (65) 6338 9726 FAX: (65) 6339 6972
UEN 53131059X

NOTARY PUBLIC
Ee Chong Nam
N2013/0078
1 Apr 2013 - 31 Mar 2014
SINGAPORE

6 JUL 2013

"Purchaser"

Dr. Robert F. Ryan
President & CEO
Nuvilex, Inc.

In the Country of the United States of America

State of Maryland, County of Montgomery

On this ____ day of July, 2013, personally appeared **Dr. Robert F. Ryan**, before me, Carlos A. Ruiz [Notary Name], and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity as **President and CEO** of **Nuvilex, Inc.** and that by his signature on the instrument, **Nuvilex, Inc.** executed and is bound by the instrument.

Witness my hand and official seal:

____________________ {SEAL}
[Notary Signature]

My commission expires: August 1, 2013

{00189121:}

Third Amendment To Asset Purchase Agreement
Page 12 of 148

{00189121:}    Third Amendment To Asset Purchase Agreement